Gilead Contacts:	Calistoga Contact:
Susan Hubbard, Investors	Julie Rathbun
(650) 522-5715	Rathbun Communications, Inc.
(206) 769-9219
Nathan Kaiser, Media
(650) 522-1853

For Immediate Release

GILEAD SCIENCES TO ACQUIRE CALISTOGA PHARMACEUTICALS
FOR $375 MILLION

— Deal Adds Pipeline Candidates in Oncology and Inflammation —

Foster City, CA and Seattle, WA – February 22, 2011 – Gilead Sciences, Inc. (Nasdaq: GILD) and Calistoga Pharmaceuticals, Inc., a privately-held biotechnology company focused on the development of medicines to treat cancer and inflammatory diseases, today announced the signing of a definitive agreement pursuant to which Gilead will acquire Calistoga for $375 million. Calistoga could earn up to an additional $225 million if certain milestones are achieved. Gilead anticipates that the deal will close in the second quarter of 2011, subject to satisfaction of certain closing conditions, and plans to finance the acquisition through available cash on hand.

Calistoga has a portfolio of proprietary compounds that selectively target isoforms of phosphoinositide-3 kinase (PI3K). This pathway has been shown to be a central signaling pathway for cellular proliferation, survival and trafficking. The company’s lead product candidate, CAL-101, is a first-in-class specific inhibitor of the PI3K delta isoform. PI3K delta is preferentially expressed in leukocytes involved in a variety of inflammatory and autoimmune diseases and hematological cancers. CAL-101 is currently in Phase II studies as a single agent in patients with refractory indolent non-Hodgkin’s lymphoma (iNHL) and in combination with rituximab in treatment-naïve elderly patients with chronic lymphocytic leukemia (CLL). In addition to CAL-101, Calistoga Pharmaceuticals’ product development pipeline includes other selective PI3K inhibitors that are in preclinical development, and may have application in both oncology and inflammatory diseases.

“Oncology remains an area of significant unmet medical need and our increased understanding of the genetic basis of cancer allows for the development of disease specific targeted therapies. We are very encouraged by emerging clinical data for CAL-101, and this compound could represent an advance for the treatment of certain hematological cancers,” said Norbert W. Bischofberger, PhD, Gilead’s Executive Vice President, Research and Development and Chief Scientific Officer. “Building on the recent acquisitions of CGI Pharmaceuticals and Arresto Biosciences, this acquisition serves to further broaden Gilead’s pipeline and expertise in the areas of oncology and inflammation. We look forward to working with the team from Calistoga as we move these programs forward.”

“Our team at Calistoga Pharmaceuticals was the first to demonstrate the clinical benefit of targeting the delta isoform of PI3K as a novel treatment approach for patients with CLL and iNHL,” said Carol Gallagher, PharmD, Calistoga’s President and Chief Executive Officer. “We are pleased to join Gilead as they share our vision that more targeted therapies have the potential to improve the lives of patients with cancer and inflammatory diseases.”

Calistoga Pharmaceuticals’ exclusive financial advisor for the transaction was J.P. Morgan Securities LLC while Wilson Sonsini Goodrich & Rosati, P.C. was its legal advisor.

About Calistoga Pharmaceuticals
Calistoga Pharmaceuticals, a privately-held company based in Seattle, Washington, is dedicated to developing targeted therapies to improve the health of patients with cancer or inflammatory diseases. For more information, visit the company’s website at: www.calistogapharma.com.

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Asia Pacific.

Forward-Looking Statement
This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including risks that the acquisition of Calistoga will not be consummated as the transaction is subject to certain closing conditions and the transaction, if consummated, may not occur on the timelines currently anticipated. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to Gilead’s ability to successfully integrate the business and employees of Calistoga in Gilead’s business and Gilead’s ability to successfully advance Calistoga’s pipeline programs, including CAL-101. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in Gilead’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.